Exhibit 99.1

CSX Announces Strong Earnings, Stock Split,

Dividend Increase, Share Buyback

Highlights:

•	Record Surface Transportation revenues and operating income

•	2-for-1 stock split for shareholders, effective August 3, 2006

•	$0.10 quarterly dividend on the post-split shares, a 54 percent increase

•	$500 million share buyback program intended to be completed in 12 months

Jacksonville, Florida (July 18, 2006) – CSX Corporation [NYSE: CSX] today reported second quarter 2006 net earnings of $390 million, or $1.66 per share. Earnings for the second quarter included insurance recoveries related to Hurricane Katrina and benefits associated with the resolution of tax matters with a combined impact of $0.50 per share. Last year’s second quarter earnings were $165 million, or $0.73 per share, which included costs related to a debt repurchase of $0.54 per share, partially offset by a state income tax benefit of $0.31 per share. On a comparable basis, the company’s earnings per share for the second quarter of 2006 were $1.16, a 21 percent increase, compared to $0.96 for the same period last year. (See table below for reconciliation of all items to reported numbers.)

“These financial gains are a result of momentum in our operations, improvements in productivity and service, and our ability to capture price in a strong market environment,” said Michael J. Ward, chairman and chief executive officer of CSX Corporation. “Our strategy remains on track, the team is driving performance, and we are well positioned for profitable growth.”

The company posted record Surface Transportation revenues of $2.4 billion, which represented a 12 percent increase from the second quarter last year. Surface Transportation operating income was $645 million, including the insurance recoveries, compared to $422 million for the same period last year. On a comparable basis, 2006 second quarter operating income was a record $519 million, a 23 percent increase over last year, and reflected an operating ratio of 78.6 percent.

In addition, the company announced its board of directors has approved a 2-for-1 stock split for shareholders and a $0.10 quarterly dividend on the post-split shares, representing a 54% increase. The board also authorized a $500 million share buyback program that the company intends to complete over the next 12 months.

“We are confident in our ability to achieve double digit growth in operating income, earnings and free cash flow over the next five years,” said Ward. “The decision by our board to split our stock, increase the dividend and authorize the share buyback program reflects our strong balance sheet, and follows record operating performance as well as new investments to expand network capacity.”

The stock split will be for all shareholders of record on August 3, 2006 with a distribution date of August 15, 2006.

The $0.10 post-split quarterly dividend on the company’s common stock to shareholders of record as of August 25, 2006, is payable on September 15, 2006.

The new share buyback program is authorized to begin on July 24, 2006. Under the program, the company may purchase shares from time to time on the open market, through block trades or otherwise.

GAAP RECONCILIATION (Dollars in millions, except per share amounts)

The company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used in managing the company’s business that fall within the meaning of Reg G by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

	Second Quarter
	2006	2005
Surface Transportation Operating Income	$645	$422
Less Gain on Insurance Recoveries	(126)	-
Comparable Surface Transportation Operating Income	$519	$422

Earnings Per Share	$1.66	$0.73
Less Gain on Insurance Recoveries After Tax	(0.33)	-
Plus Debt Repurchase Expense After Tax	-	0.54
Less Income Tax Benefits	(0.17)	(0.31)
Comparable Earnings Per Share	$1.16	$0.96

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Flash report available on the company’s Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on July 19, 2006 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

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This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CONTACTS:

INVESTOR RELATIONS

David Baggs

904-359-4812

MEDIA

Garrick Francis

904-359-1708